As of November 30, 2007

CODE OF ETHICS
ULTIMUS FUND DISTRIBUTORS, LLC

Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) addresses conflicts of interest that arise from personal trading activities of the personnel of a principal underwriter to a registered investment company.  In particular, Rule 17j-1 prohibits fraudulent, deceptive or manipulative acts by such personnel in connection with their personal transactions in securities held or to be acquired by an investment company.  The Rule also requires the principal underwriter to an investment company to adopt a code of ethics containing provisions reasonably necessary to prevent fraudulent, deceptive or manipulative acts and requires certain persons to report their personal securities transactions.

This Code of Ethics has been adopted by the Managing Directors of Ultimus Fund Distributors, LLC (the “Company”).  It is based on the principle that the personnel of the Company owe a fiduciary duty to the Funds’ shareholders to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (1) serving their own personal interests ahead of the shareholders, (2) taking advantage of their position, and (3) any actual or potential conflicts of interest.

I.     Definitions.  As used in this Code of Ethics, the following terms shall have the following meanings:

(a)
“Access Person” shall mean any director, officer, employee or registered representative of the Company who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Securities by the Funds, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Funds regarding the purchase or sale of Securities.

(b)
“Beneficial ownership” shall have the same meaning as in Rule 16a-1(a)(2) for the purposes of Section 16 of the Securities Exchange Act of 1934.  Generally, a person is considered the beneficial owner of Securities if the person has a pecuniary interest in the Securities and includes Securities held by members of the person’s immediate family sharing the same household, or other persons if, by reason of any contract, understanding, relationship, agreement or other arrangement, the person obtains from such Securities benefits substantially equivalent to those of ownership.

(c)	“Board of Directors” shall mean a board of directors of an incorporated investment company or a board of trustees of an investment company created as a common-law trust.
(d)	“Fund” shall mean an investment company registered under the 1940 Act for which the Company or an affiliate serves as principal underwriter, administrator, fund accountant or transfer agent.
(e)
“Security” shall have the same meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies (other than exchange traded funds and any Funds listed in “Exhibit A,” as amended from time to time); direct obligations of the U.S. Government;

banker’s acceptances; bank certificates of deposit; commercial paper; and high-quality short-term debt instruments, including repurchase agreements.
(f)
A “Security held or to be acquired by the Funds” shall mean (1) any Security which, within the most recent fifteen (15) days, is or has been held by a Fund or is being or has been considered by a Fund or a Fund’s investment adviser for purchase by such Fund, or (2) any option to purchase or sell, and any Security convertible into or exchangeable for, any such Security.

(g)	“Transaction” shall mean any purchase, sale or any type of acquisition or disposition of securities, including the writing of an option to purchase or sell Securities.

II.     Prohibition on Certain Actions.  The Company and its affiliated persons shall not, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by the Funds:

1.	Employ any device, scheme or artifice to defraud the Funds;
2.
Make any untrue statement of a material fact to the Funds or to omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Funds; or
4.	Engage in any manipulative practice with respect to the Funds.

III.     Quarterly Reporting of Securities Transactions.

(1)
On a quarterly basis, each Access Person must report any transaction during such quarter in a Security in which such Access Person has (or by virtue of the transaction acquires) any direct or indirect Beneficial ownership, as well as any broker, dealer or bank account established during the quarter in which securities are held for the direct or indirect benefit of the Access Person.  Each Access Person must submit the Quarterly Transaction Report to the Secretary of the Company or his designee (hereafter referred to as “Secretary”) no later than 10 days after the end of each calendar quarter.  A Quarterly Transaction Report Form is included as Exhibit B.

(2)
In the event that no reportable transactions occurred during the quarter and no securities accounts were opened, the Access Person is still required to submit a Quarterly Transaction Report.  The Access Person should note on the report that there were no reportable items during the quarter, and return it, signed and dated.

(3)
The Secretary may, in his discretion, allow for a filing extension of up to 30 days after the end of the calendar quarter.  An extension may be granted for, but is not limited to, situations where the Access Person is out of the office for an extended period of time due to disability, illness or necessary business travel.  In addition, the Secretary may, in his discretion, exempt any part-time employee of the Company from the requirement to file such quarterly reports if such employee’s functions are solely and exclusively clerical or ministerial.

IV.     Initial and Annual Reporting of Holdings.  Each Access Person of the Company shall file with the Secretary, no later than ten (10) days after he or she becomes an Access Person, an initial holdings report listing all Securities beneficially owned by such Access Person as of the date he or she became an Access Person.  On an annual basis, each Access Person of the Company shall file with the Secretary a holdings report listing all Securities beneficially owned by such Access Person; such report must be current as of a date no more than thirty (30) days before the report is submitted.  Any such initial or annual report shall set forth the following information: (1) the title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership; (2) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of such Access Person; and (3) the date that the report is submitted by the Access Person.

V.      Record of Securities Transactions.   Each Access Person is required to direct his/her broker(s) to supply to the Secretary, on a timely basis, duplicate copies of confirmations of all transactions in, and periodic statements for all accounts holding, Securities in which such Access Person has (or by virtue of any transaction acquires) any direct or indirect Beneficial ownership.

VI.     Transactions and Holdings in the Ultimus Fund Solutions, LLC Retirement & Profit Sharing Plan.  Contributions to the Ultimus Fund Solutions, LLC Retirement & Profit Sharing Plan to purchase shares of the Funds, and holdings of shares of the Funds within such Plan, are not required to be reported under Sections III and IV.

VII.    Disclaimer of Beneficial Ownership.  Any person may include, in any report required under Sections III or IV, a disclaimer as to the beneficial ownership in any securities covered by the report.

VIII.   Sanctions.  If any person violates any provisions set forth in this Code of Ethics, the Secretary shall impose such sanctions as he deems appropriate including, but not limited to, a letter of censure or termination of employment, censure, fines, freezing of one’s personal account or Securities in that account for a specified time frame.

IX.     Reporting to Board of Directors.  At least once each year, the Secretary shall provide the Board of Directors of each Fund with a written report that (1) describes issues that arose during the previous year under this Code of Ethics including, but not limited to, information about material violations and sanctions imposed in response to those material violations, and (2) certifies to the Board of Directors that the Company has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code of Ethics.

X.       Notification of Reporting Obligation.  The Secretary shall identify all persons who are required to make the reports required under Sections III and IV and shall inform those persons of their reporting obligation.

XI.     Retention of Records.  The Company shall maintain the following records, for the time periods and in the manner set forth below, at its principal place of business:

1.	A copy of this Code of Ethics, and each code of ethics previously in effect for the Company at any time within the past five years, must be maintained in an easily accessible place.
2.
A record of any violation of the Company’s code of ethics, and any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

3.
A copy of each report required to be made by an Access Person pursuant to this Code of Ethics must be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place.

4.
A record of all persons, currently or within the past five years, who are or were required to make reports under Sections III and IV, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place.

5.
A copy of each report required to be made by the Secretary to the Board of Directors of each Fund pursuant to Section IX must be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place.

Last updated June 30, 2009

Exhibit A

Registered Open-End Investment Companies
Subject to the Requirements of the Code of Ethics

Hussman Investment Trust
Hussman Strategic Growth Fund
Hussman Strategic Total Return Fund

Schwartz Investment Trust
Schwartz Value Fund
Ave Maria Catholic Values Fund
Ave Maria Growth Fund
Ave Maria Opportunity Fund
Ave Maria Rising Dividend Fund
Ave Maria Bond Fund

Wells Family of Real Estate Funds
Wells Dow Jones U.S. REIT Index Fund
Wells Dow Jones Global RESI Index Fund

Williamsburg Investment Trust
FBP Value Fund
FBP Balanced Fund
The Jamestown Balanced Fund
The Jamestown Equity Fund
The Jamestown Select Fund
The Jamestown Tax Exempt Virginia Fund
The Davenport Core Fund
The Government Street Equity Fund
The Government Street Mid-Cap Fund
The Alabama Tax Free Bond Fund

New Century Portfolios
New Century Capital Portfolio
New Century Balanced Portfolio
New Century Opportunistic Portfolio
New Century International Portfolio
New Century Alternative Strategies Portfolio

TFS Capital Investment Trust
TFS Market Neutral Fund
TFS Small Cap Fund

Profit Funds Investment Trust
The Profit Fund

The GKM Funds
GKM Growth Fund

First Pacific Mutual Fund, Inc.
Hawaii Municipal Fund

Oak Value Trust
Oak Value Fund

Veracity Funds
Veracity Small Cap Value Fund

The Cutler Trust
Cutler Equity Fund

The Berwyn Funds
Berwyn Fund
Berwyn Income Fund
Berwyn Cornerstone Fund

The Destination Funds
Destination Select Equity Fund
CM Advisers Family of Funds
CM Advisers Fund
CM Advisers Fixed Income Fund

Stadion Investment Trust
Stadion Managed Portfolio
Stadion Core Advantage Portfolio

Piedmont Investment Trust
Piedmont Select Equity Fund

Gardner Lewis Investment Trust
The Chesapeake Core Growth Fund
The Chesapeake Growth Fund

ISI Funds
ISI Strategy Fund, Inc.
Managed Municipal Fund, Inc.
North American Government Bond Fund, Inc.
Total Return US Treasury Fund, Inc.

The RAM Funds
The Ram Small/Mid Cap Fund
The Ram Small Cap Fund

AlphaMark Investment Trust
AlphaMark Large Cap Growth Fund
AlphaMark Small Cap Growth Fund

Stralem Fund
Stralem Equity Fund

Exhibit B

Personal Securities Transaction Report

____________________________________	____________________________________
Name (please print)	Quarter Ending

INSTRUCTIONS:  Record all applicable security transactions which are not specifically excepted by the Code of Ethics.  To indicate no transactions, the word “NONE” must appear.  This form must be returned within 10 calendar days after the close of each quarter.

Date	Purchase/Sale/ Other	Number of Shares/ Principal Amount	Title of Security	Price	Broker/Dealer/Bank

Please disclose below any securities account over which you have a beneficial interest and which was established during the quarter covered by this report.

Account Registration	Broker/Dealer/Bank	Account No.	Date Established

I acknowledge that the transactions listed above comprise all transactions executed in accounts in which I have a beneficial interest.

____________________________________	____________________________________
Signature of Access Person	Approved
____________________________________	____________________________________
Date of Filing	Date Approved